Consent of Independent Registered Public Accounting Firm

To the Shareholders and

Board of Trustees of

Wells Fargo Variable Trust:

We consent to the use of our reports, dated February 25, 2010, with respect to the financial statements of the Wells Fargo Advantage VT Large Company Growth Fund, Wells Fargo Advantage VT Equity Income Fund, Wells Fargo Advantage VT C&B Large Cap Value Fund, Wells Fargo Advantage VT Large Company Core Fund, Wells Fargo Advantage VT Total Return Bond Fund, Wells Fargo Advantage VT Small/Mid Cap Value Fund, Wells Fargo Advantage VT Small Cap Growth Fund, and Wells Fargo Advantage VT International Core Fund, each a fund of Wells Fargo Variable Trust as of December 31, 2009, incorporated herein by reference, and to the references to our firm under the caption “FINANCIAL STATEMENTS” in the prospectus/proxy statement filed on form N-14.

/s/ KPMG LLP

Boston, Massachusetts

April 23, 2010